Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SURMODICS, INC.

ARTICLE ONE

NAME

The name of the corporation is Surmodics, Inc. (the “Corporation”).

ARTICLE TWO

REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Minnesota is 1010 Dale Street, N. Saint Paul, Minnesota 55117. The name of the registered agent at that address is National Registered Agents, Inc.

ARTICLE THREE

CAPITAL STOCK

The total number of shares of stock which the Corporation has authority to issue is one thousand (1,000) shares of Common Stock, par value $0.01 per share.

ARTICLE FOUR

RIGHTS OF SHAREHOLDERS

4.1 No shares of any class or series of the Corporation will entitle the holders to any preemptive rights provided under applicable law to subscribe for or purchase additional shares of that class or series or any other class or series of the Corporation now or hereafter authorized or issued.

4.2 There will be no cumulative voting by the shareholders of the Corporation.

4.3 An action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by shareholders having voting power equal to the voting power that would be required to take the same action at a meeting of the shareholders at which all shareholders were present.

ARTICLE FIVE

WRITTEN ACTIONS BY DIRECTORS

Any action, other than an action requiring shareholder approval, may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all directors are present.

ARTICLE SIX

AMENDMENT OF ARTICLES OF INCORPORATION

Any provision contained in these Articles of Incorporation may be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote or such greater percentage as may be otherwise prescribed by the laws of the State of Minnesota.

ARTICLE SEVEN

LIMITATION OF DIRECTOR LIABILITY

To the fullest extent permitted by Chapter 302A of the Minnesota Statutes, as amended, a director of the Corporation will not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE SEVEN shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.